                 EXHIBIT (11) COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                              MARCH 31
                                                         ------------------
                                                         1997          1996
                                                         ----          ----
EQUIVALENT SHARES:

AVERAGE SHARES OUTSTANDING                        588,523,744   397,459,976

ADDITIONAL SHARES DUE TO:
   STOCK OPTIONS (a)                               17,037,916     5,949,398
   SERIES C PREFERRED SHARES                       36,000,000    36,000,000
                                                  -----------   -----------
TOTAL EQUIVALENT SHARES                           641,561,660   439,409,374
                                                  ===========   ===========

ADJUSTED EARNINGS
(IN MILLIONS):

LOSS FROM CONTINUING OPERATIONS                      $   (151)     $   (723)
INCOME FROM DISCONTINUED OPERATIONS                         -           967
EXTRAORDINARY ITEM                                          -           (63)
                                                     --------      --------
ADJUSTED NET INCOME (LOSS)                           $   (151)     $    181
                                                     ========      ========
EARNINGS (LOSS) PER SHARE:

FROM CONTINUING OPERATIONS                           $  (0.23)     $  (1.65)
FROM DISCONTINUED OPERATIONS                                -          2.20
FROM EXTRAORDINARY ITEM                                     -         (0.14)
                                                     --------      --------
EARNINGS (LOSS) PER SHARE (b)                        $  (0.23)     $   0.41
                                                     ========      ========


(a) THE 1997 STOCK OPTIONS AMOUNT INCLUDES APPROXIMATELY 10,368,000 OPTIONS WHICH WERE ASSUMED AS A RESULT OF THE INFINITY ACQUISITION.

(b) FOR EARNINGS PER SHARE USING AN ALTERNATIVE TREATMENT FOR THE SERIES C PREFERRED SHARES, SEE NOTE 11 TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN PART I OF THIS REPORT.

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